UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2016

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 22, 2016, SandRidge Energy, Inc. (the “Company”) borrowed $488,900,000 under the Fourth Amended and Restated Credit Agreement, dated as of June 10, 2015, by and among the Company, as borrower, Royal Bank of Canada, as administrative agent, and the lenders signatory thereto, as amended (the “Credit Facility”), which represented the remaining undrawn amount that was available under the Credit Facility. These funds are intended to be used for general corporate purposes.

As of January 22, 2016, following the funding of this borrowing, the aggregate principal amount of borrowings under the Credit Facility were $499,950,000, including $11,050,000 of outstanding letters of credit, and the Company’s cash balance was approximately $855 million. These new borrowings initially bear interest at the ‘base rate’ which is the highest of (i) the federal funds rate plus 0.5%, (ii) the prime rate published by the administrative agent under the Credit Facility, or (iii) the one-month Eurodollar rate (as defined in the Credit Facility) plus 1.00% per annum, plus, in each case, an applicable margin between 0.75% and 1.75% per annum.

For more information about the Credit Facility, see Item 1.01 of our Current Reports on Form 8-K dated June 11, 2015, August 19, 2015 and October 19, 2015, which discussions of the Credit Facility and its amendments are incorporated herein by reference.

Item 8.01.	Other Events.

The Company has retained Kirkland & Ellis LLP, as legal advisor, and Houlihan Lokey, Inc., as financial advisor, to assist the Company in analyzing and considering financial, transactional, and strategic alternatives. No further action or disclosures are anticipated at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: January 25, 2016	By:	/s/ Philip T. Warman
Philip T. Warman
Senior Vice President and General Counsel